Exhibit 4.40

Form of Amendment No. 1 to

Loan Agreement

Dear Sir:

Reference is made to the Loan Agreement dated December 28, 2022 (the “Agreement”), between you (the “Lender”) and Altamira Therapeutics Ltd. (the “AMTL”). The parties hereby agree that, effective as of the date hereof, the Agreement shall be amended as follows:

1.	Section 4 is amended and restated in its entirety as follows:

Subject to Sections 6 (Event of Default) and 7 (Change of Control Transaction), the total outstanding principal amount under the Loan including all accrued and unpaid Interest thereon shall become due and payable in cash as of July 31, 2023 (the Maturity Date).

2.	Section 8 is amended and restated in its entirety as follows:

8	Warrants

a.	Each Loan Unit bears 6,740 Common Share purchase warrants (Warrants) which gives the Lender the right to purchase 6,740 Common Shares between December 28, 2022 and December 27, 2027 for CHF 0.881 each, pursuant to the Warrant form in Annex 8(a) (Warrant Exercise). The exercise price for each Warrant was determined based on the VWAP of the Company’s share price on Nasdaq on May 11, 2023 (USD 0.985), converted at the CHF/USD rate as reported by UBS, Zurich on May 11, 2023 at 4 pm (0.8943).

b.	As soon as practicable (and in any event within 30 calendar days of the Effective Date), AMTL shall file a registration statement on Form F-3 (or other appropriate form) providing for the resale by the Lender of the Common Shares issued and issuable upon any Warrant Exercise. AMTL shall use best efforts to cause such resale registration statement to be-come effective within 60 days following the Effective Date (or, in the event of a “full review” by the SEC, the 90th calendar day following the Effective Date) and to keep the registration statement effective at all times until the earlier of (1) the date as of which the Lender may sell Common Shares from the Warrant Exercise without restriction or limitation pursuant to Rule 144 (as defined below) and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act or (2) the date on which the Lend-er no longer own any Common Shares from the Warrant Exercise.

[Signature Page Follows.]

If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose.

Lender

Place, date

AMTL	Altamira Therapeutics Ltd.

Place, date	Name: Thomas Meyer
Function: CEO

Place, date	Name: Marcel Gremaud
Function: CFO